Exhibit 99.1

_______________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JULY SALES

          Pleasanton, California, August 3, 2006 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $397 million for the four-week period ended July 29, 2006, a 10% increase above the $362 million in sales reported for the four weeks ended July 30, 2005.  Comparable store sales for the same period increased 1% on top of a 7% gain in the prior year.

          For the 13 weeks ended July 29, 2006, sales were $1.308 billion, a 12% increase over the $1.172 billion in sales reported for the 13 weeks ended July 30, 2005.  Comparable store sales for the second quarter rose 4% on top of a 7% increase in the prior year.

          For the six months ended July 29, 2006, sales totaled $2.600 billion, up 13% over the $2.296 billion in sales for the six months ended July 30, 2005.   Comparable store sales for the first six months of 2006 grew 5% on top of a 5% increase in the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, stated, “July sales were below plan, as business unexpectedly slowed across most markets and merchandise categories.  Nevertheless, based on healthy sales gains for the second quarter overall, we are reiterating our prior forecast for earnings per share for the 13 weeks ended July 29, 2006 to be at the high end of our $.30 to $.32 range.”

          Mr. Balmuth continued, “Solid sales of seasonal clearance in July were more than offset by below-plan sales of transitional and early fall merchandise.  Even though we believe that unseasonably warm weather contributed somewhat to this shortfall, the sudden slowdown in our business increases our concern going forward.  We expect to have better visibility into the competitive climate and our initial back-to-school sales and margin trends when we report second quarter earnings on August 16th.  Our outlook for the second half of 2006 along with monthly comparable store sales guidance and detailed operating statement assumptions for the third quarter will be provided on the conference call.”

ROSS STORES, INC.	4440 Rosewood Drive, Pleasanton, California 94588-3050	(925) 965-4400

          Additional recorded information concerning today’s press release and the Company’s expected results for the second quarter can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on August 3, 2006 through 8:00 p.m. Eastern time on August 4, 2006.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Ross Stores will report final results for the second quarter ended July 29, 2006 on Wednesday, August 16, 2006.  The earnings press release will be issued at approximately 8:00 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. Eastern time to communicate, among other things, additional details concerning the quarter’s results and management’s future outlook and guidance for the second half of fiscal 2006.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements: This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels, growth plans, and productivity initiatives that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the second quarter ended July 29, 2006 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of July 29, 2006, the Company operated 744 Ross stores and 26 dd’s DISCOUNTS locations, compared to 682 Ross stores and 13 dd’s DISCOUNTS locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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